Exhibit 99.2
PARTICIPANTS

Corporate Participants
Jack Jancin – Senior Vice President - Corporate Business Development, Helen of Troy Ltd.
Julien R. Mininberg – Chief Executive Officer & Director, Helen of Troy Ltd.
Brian L. Grass – Chief Financial Officer, Helen of Troy Ltd.

Other Participants
Robert J. Labick –  President, CJS Securities, Inc.
Rupesh Parikh – Analyst, Oppenheimer & Co., Inc.
Olivia Tong – Analyst, Bank of America Merrill Lynch
Linda Bolton Weiser – Analyst, D. A. Davidson & Co.
Steven L. Marotta – Analyst, C.L. King & Associates, Inc.

MANAGEMENT DISCUSSION SECTION
Operator: Greetings and welcome to the Helen of Troy Limited Fourth Quarter 2020 Earnings Call. At this time, all participants will be in listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions] Please note that this conference is being recorded.
At this time, I'll turn the conference over to Jack Jancin, Senior Vice President of Corporate Business Development. Sir, you may begin.

Jack Jancin, Senior Vice President - Corporate Business Development, Helen of Troy Ltd.
Thank you, operator. Good afternoon, everyone, and welcome to Helen of Troy's fourth quarter and fiscal 2020 earnings conference call.
Today each member of our earnings team is in their homes and in different locations across the United States. Since this is the first time we are conducting our earnings call remotely, we hope you will pardon any technical glitches.
Before discussing today's agenda, I would like to call your attention to a change in how we define our sales. As detailed in this afternoon's earnings release, we now define Core as strategic business that we expect to be an ongoing part of our operations and Non-Core as business that we expect to divest within a year of its designation as Non-Core. Previously referred to as Core business, Organic business now refers to net sales revenue associated with product lines or brands after the first 12 months from the date the product line or brand is acquired, excluding the impact that foreign currency re-measurement had in our reported net sales.
The agenda for the call this afternoon is as follows. I'll begin with a brief discussion of forward-looking statements. Mr. Julien Mininberg, the company's CEO, will comment on the financial performance of the quarter and year, our response to the COVID crisis and discuss current business trends. Then Mr. Brian Grass, the company's CFO, will review the financials in more detail and reflect on considerations from the COVID-19 pandemic uncertainty as we enter fiscal year 2021. Following this, we will open up the call to take your questions.
This conference call may contain certain forward-looking statements that are based on management's current expectation with respect to future events or financial performance. Generally, the words anticipates, believes, expects and other words similar are words identifying forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from the actual results.
This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other companies. The company cautions listeners not to place undue reliance on forward-looking statements or non-GAAP information.
Before I turn the call over to Mr. Mininberg, I would like to note that a copy of today's earnings release has been posted to the Investor Relations section of our website at www.helenoftroy.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be obtained by selecting the Investor Relations tab on the company's homepage and then the News tab.
I will now turn the conference call over to Mr. Mininberg.

Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Ltd.
Thanks, Jack. Good afternoon, everyone, and thanks for joining us. On behalf of Helen of Troy, I would like to share my heartfelt hope that you and your families and loved ones are staying safe and healthy during this extraordinary time.
As we all know, COVID-19 has brought unprecedented disruptions to the global community, which in turn is experiencing an unparalleled impact on economic activity across most sectors and all geographies. The situation is so dynamic that each day brings new developments. In response, we are rapidly and continually adapting our business and leaning into categories where our Leadership Brands play a vital role right now such as Vicks, Braun, PUR and parts of Honeywell and OXO.
We have also taken major steps to protect our people, increase our liquidity, temporarily reduce our costs and safely continue our operations. We have done all of this guided by our values with a focus on preserving the outstanding capabilities and systems we have built during our transformation. We came into the crisis with momentum and believe our actions have positioned us to serve all of our four major stakeholder groups: our associates; consumers; customers; and shareholders. We will give detail in each of these areas during today's call.
Given the highly unpredictable nature of the COVID-19 situation, we will not be providing guidance for fiscal 2021 at this time. While we are taking actions every day to work through the current crisis, we remain focused on our Phase II plans and financial targets.

With such a broad range of topics to discuss, my comments will first give perspective on our excellent fourth quarter and full year results. They marked an outstanding conclusion to the first year of our Phase II Transformation. Next, I will discuss our response to COVID-19 and how we are positioning Helen of Troy to navigate the current crisis. Finally, I will share recent trends we are now observing related to our business as the crisis evolves. Brian will then share a deeper view into our financials, including more insight on the business and environment as we move forward.
Now, I would like to turn to our performance in the fourth quarter of fiscal 2020. We finished the quarter well ahead of our expectations. Net sales grew 14.9% with Organic business growth of 13.4%. Sales growth was double-digit in each of our three business units. Leadership Brands led the way, growing 15.7% during the quarter. The online channel continued to be a major growth driver, up approximately 39% year-over-year, contributing 24% of total fourth quarter sales. Customer replenishment continued to be healthy following the strong sell-through of our products during the holiday season. Separately, late in the fourth quarter, thermometer demand further increased as COVID-19 began spreading across the globe.
Turning to the full year, across nearly every key measure, fiscal 2020 was the strongest result in Helen of Troy's history. We grew both total and Organic net sales 9.2%. We are delighted to deliver that acceleration on top of the 5.8% total net sales growth in each of our last two fiscal years, particularly in light of tariff-related disruptions, unfavorable foreign currency exchange, and the operational challenges from three consecutive years of significant Organic growth. Leadership Brands grew 9.4% in fiscal 2020 and accounted for approximately 80% of overall sales. Six of the eight Leadership Brands grew for the year. Our digital initiatives continue to generate results, with online sales up over 34% during the fiscal year to represent 24% of total sales.
Adjusted operating margin expanded 50 basis points in the year when we raised our growth investments to the next level. Adjusted diluted EPS grew 15.4%, a meaningful acceleration on top of the 11.3% growth in fiscal 2019 and 11.6% growth in fiscal 2018. Operating cash flow grew over 35% year-over-year, demonstrating the strength of our flywheel and helping us maintain strong liquidity and low leverage even after the Drybar acquisition.
On a strategic level, our multi-year growth investments in Leadership Brands, digital marketing, eCommerce, consumer-centric innovation, global shared services have added flywheel momentum. We are proud to share that last month our two Housewares Leadership Brands were recognized by the NPD Group during their Seventh Annual Home Industry Performance Awards for Calendar Year 2019. Hydro Flask was recognized for delivering the largest dollar share increase in the portable beverage category. OXO won the award for the largest dollar share increase in food storage and OXO also earned NPD's new award as the brand delivering the largest overall market share increase in the total US housewares industry. This is the third consecutive year in which OXO's market share gains have been honored by NPD.
I would like to turn now to our business segments during the fourth quarter and the full fiscal year. I'll begin with Beauty, which delivered an outstanding quarter and its best year of sales growth in at least a decade. Total Beauty sales increased 23.1% in the fourth quarter, well above our expectations. This included approximately five weeks of Drybar sales. Beauty Organic revenue growth was 16.1%, also ahead of our expectations and representing its fifth consecutive growth quarter. For the full fiscal 2020, total Beauty sales increased 10.4%, including Drybar, very strong. For Beauty appliances, fiscal 2020 marks the third consecutive year of growth momentum, resulting in substantial market share gains.
Over the past three years, the improvement to our Beauty segment has accelerated under new leadership, significantly more focused on developing the online channel, digital marketing, new products based on deep consumer insights for the retail and also the professional markets and further improvements to the caliber of our organization have all paid off. Similar efforts were also made internationally in Beauty over the past two years, especially in EMEA, leading to growth and greatly improved profitability in Europe.
During fiscal 2020, we increased Beauty investment in digital marketing to support new appliance innovation in both brick-and-mortar and online. These efforts along with highly innovative new products have helped grow the overall appliance category itself, a welcome turnaround from a shrinking trend in recent years. Syndicated data shows that during the latest 52-week period, Helen of Troy further grew its number one share position in the online channel for US hair care appliances and now holds a significant lead. Syndicated data in brick-and-mortar shows that during the latest 52-week period, we grew our number two domestic share position in US retail appliances.
First mover innovations, such as the creation of the volumizer category of appliances, continue to be a major driver and are a key focus area for us going forward. The Revlon and Hot Tools one-step volumizer innovations have earned more than 40,000 consumer reviews with ratings of 4.4 stars and up, depending on the site. We are extremely proud of this accomplishment and plan to build on our success with new product offerings later in fiscal 2021 that incorporates further consumer-centric insights across our Beauty appliance portfolio, including Drybar.
In Housewares, the segment capped an outstanding year by delivering an impressive fourth quarter with net sales up 15%, also topping our expectations. Housewares grew a remarkable 22.4% for the full fiscal year against a very tough year-ago compare. Both OXO and Hydro Flask finished strong and both posted healthy growth for the full year. Our investments in innovation, new distribution, marketing and eCommerce are paying off with customers and consumers online and in brick-and-mortar providing solid ROIs and growing our market shares.
OXO's unique and enduring excellence and universal design and clearly defined positioning influences all touch points across the consumer journey. OXO is all about better performance through better design and quality that makes every day better. The two new NPD awards for OXO mentioned earlier confirm what we're seeing in our customer POS data. OXO's overall excellence and meticulously planned stream of consumer-centric innovation resonate with consumers and win in the marketplace.
Hydro Flask has had simply a fantastic fiscal 2020 as distribution continue to expand as did its sell-through, resulting in high double-digit growth for the quarter and the year. According to third-party syndicated data, the 52-week period ending in February, Hydro Flask added incremental market share gains to further expand its position as the number one player in the US metal beverage bottle market. During the quarter, we continued to grow the brand internationally. Domestically, we began to see high volume customers strategically expand Hydro Flask shelf space to meet growing consumer demand.
In February, we began shipping our 2020 spring collection. The new product lineup includes a variety of innovations such as the new Trail Series, which is 25% lighter with no reduction in thermal performance, new colors and a new finish texture. Spring collection also further expands Hydro Flask beyond the bottle with new lunch boxes and packs. The Just One More strategy for Hydro Flask continues to produce results in the quarter with loyal customers and consumers adding new sizes, colors, caps and accessories to their collection.
Looking ahead, we expect Hydro Flask to continue benefiting from multiple long-term growth drivers. These include further expanding distribution and shelf space, Just One More, okay, maybe Just Two More among households that have already discovered Hydro Flask, new innovation in existing categories, new entries beyond the bottle, further growth and expansion internationally, more direct-to-consumer collegiate and much more customization. Net, we think Hydro Flask has a wide array of whitespace opportunities.

Turning to Health & Home, our largest and most global business, we are focusing on delighting consumers with trusted solutions for healthy living and peace of mind, especially when they need us most. Health & Home's excellent fourth quarter results were ahead of our expectations with net sales up 10.5%. Sales in several of our Health & Home categories are highly correlated to the severity of winter weather and cough, cold and flu incidents that is generally more concentrated in our fourth quarter.
For the recent 2019-2020 season, fall and winter weather was milder than historical averages, and the incidents of cough, cold and flu symptoms was only slightly greater than last year's below-average season. Pediatric fever was the one symptom area where we did see higher incidents. Additionally and separately, the spread of COVID 2019 during the month of February through Asia, Europe and into the US added to Health & Home sales in thermography, humidifiers, inhalants and air purifiers.

Now turning to our response to COVID-19. We came into the crisis very healthy. We have strong business results, a trusted and diversified portfolio of Leadership Brands with significant market positions, exceptional people united by a powerful culture, highly capable global systems under our shared services and a proven ability to stay nimble. As the crisis unfolds, we acted quickly and decisively to protect our people and reduce our costs, doing so in a way that focuses on protecting the capabilities built during our transformation.
On the products side, a key response area for us has been to provide essential health products that consumers need now. Thermometers under our Vicks and Braun brands, humidifiers and inhalants under the Vicks brand, and air and water purifiers under our Honeywell and PUR brands, all of these are critical at this time are highly trusted and are in high demand. We are working 24/7 to maximize supply and support to customers and consumers.
Outside of the health arena with families nesting at home, spending more time in the kitchen, and more focused on cleaning and on storage as they pantry load, our largest Leadership Brand OXO is also seeing elevated demand online and in those brick-and-mortar stores that remain open. We have adapted our shipments and marketing focus to meet the major shifts towards online shopping as key retailers temporarily closed major portions of their brick-and-mortar footprints.
Our response in the area of protecting our people have been comprehensive and proactive from the start. It's led by a task force of senior leaders coordinating across all of our local sites. Measures included work-from-home policy, social distancing in our distribution centers, frequent and elevated cleaning protocols across all sites and a lockdown on nearly all business travel. Such a dynamic situation, we will continue to adapt quickly to changes.
Our cost interventions fall into two major categories - personnel cost reductions and significant delays in our fiscal 2021 discretionary spending. Most became effective earlier this month. We are treating the reductions like light switches that we are dimming or turning off now. And by preserving our underlying infrastructure of people and systems, we can turn them back on just as quickly and with minimal disruption when business conditions warrant. We greatly prefer this approach to permanent layoffs or reductions. It preserves our ability to run the business now as well as the speeds with which we can respond if the environment changes.
On the personnel side, we have temporarily reduced salaries and wages across almost all parts of the company effective April 6. While this was a very difficult decision to make, we chose this approach versus widespread layoffs in order to retain talent, protect what we have built and preserve as many jobs as possible. A hiring freeze, suspension of merit increases and promotions and other personnel measures have also been implemented. This approach of shared sacrifice, reaching all levels of the organization, is highly consistent with our culture. Our people supported this approach and continue to do exemplary work, driving the business and keeping the company fully operational. I am proud but not at all surprised that they are doing so with the passion, the dedication and the ownership mindset that is the signature of all Helen of Troy people all around the world.
In our distribution centers, we are reducing our external temporary labor and furloughing some full-time employees to match demand. For furloughed associates covered under the company's health insurance plans, Helen of Troy is paying both the employee portion and the company portion of the premiums so they can maintain their coverage during the health crisis.
Our second category of temporary measures focuses on reductions and delays to discretionary spending, such as brand and product spend, travel and certain capital expenditures. Our fiscal 2021 budget earmarked several substantial and incremental investments in our Leadership Brands and in key Phase II strategic initiatives. We believe we are making the right short-term business choices to delay some of these investments until later this year and some will likely now fall into fiscal 2022.

The largest bucket for discretionary spending is marketing expense for our Leadership Brands, so we have also taken action on this front. We are adapting our spend to match consumer demand and our supply. For some initiatives, spending has been reduced, while for others a meaningful portion will be delayed until we have better visibility on demand and recovery. For those brands that are extremely relevant right now, we will continue to spend. In all cases, however, to keep the pump primed for the recovery period, we will make appropriate but reduced investments needed to help our brand stay top of mind.
We continue to choicefully invest in new product development. Consumer-centric innovation is the lifeblood of our Leadership Brands. Innovation keeps them differentiated and is a core strategy in our transformation. The launches we are working on now will be key building blocks in the recovery period, in fiscal 2022 and beyond.
I'd now like to turn to the third and final area of my prepared remarks by reflecting on some current trends related to the COVID-19 pandemic that we are seeing during our first quarter and thoughts on the future as we navigate the crisis and plan for growth on the other side.
One key trend area already mentioned is the greatly increased need for health-related products and awareness of their importance in people's lives. With the current intensive media focused on health, all generations are getting a rapid fire education on the importance of owning the types of products we sell under the Braun, Vicks and Honeywell brands. As an example, households are reminded that they should have a high quality thermometer. On ear thermometers, compliance and demand for probe covers is way up as users look to ensure accuracy and hygiene and reduce the risk of contagion.
Businesses are increasingly focusing on monitoring the temperature of their employees to help keep them safe and their sites operational. Inhalants such as Vicks VapoPads and cough-suppressing inhalants like Vicks VapoSteam are in increasing demand as consumers take care of their family. Also in high demand and getting additional media attention are our highly rated and market-leading humidifiers such as from our Vicks and Honeywell models. Demand is also up for our air purifiers, including our highly rated and market-leading Honeywell models, which help improve indoor air quality. With strong sales in the fourth quarter and supply constraints from the COVID-related factory shutdowns in China, we are working very hard to maximize production and delivery from our factory partners in China, Mexico and the United States.
Another key trend is wellness. People are looking to protect themselves and their families through hygiene and cleanliness as they spend more time at home and more time with families together. Water purifiers like PUR's pitcher and faucet mounts play an increasing role as do their replacement filters that are certified to reduce a wide range of contaminants. Demand is up for both, especially as water in single-use plastic bottles remains increasingly undesirable and unavailable. With cleaning top of mind to help protect the wellness of families, cleaning products from OXO are seeing elevated demand online and in stores that remain open.
The third trend is the necessity of keeping more food and home essentials on hand and cooking more at home. Families are discovering and rediscovering the joy that comes from cooking and baking together, especially with kids, old and young in the house 24/7. Several core categories of OXO products are seeing elevated demand online and stores that are open, particularly in food prep, baking, home organization and storage containers.
And the fourth trend we are seeing is the continued consumer interest in our highly popular Beauty volumizer appliance franchises. Demand online and in stores that are open is higher than our supply. The steps we're taking to ramp up to full capacity at our key suppliers and add new ones are healthy, which will in turn allow us to meet much more of the demand and position us to be more fully in stock now and also post-crisis.

As we look to the future, we are fortunate to have a seasoned leadership team and a capable infrastructure. While this is not the first crisis many of our leaders running Helen of Troy have worked through, it is our first pandemic of this magnitude. We believe the set of carefully considered actions we have taken to bring the company through the crisis will make a substantial difference in protecting our cash, our business, our people and our high-performing organization. We will continue to adapt quickly as the situation evolves. Once the economy returns to some level of normalcy, we expect to lean back into all parts of our flywheel, including the key initiatives for the second year Phase II of our Transformation.
Examples on the shared service side include further geographic diversification of our supply chain and upgrading our IT capabilities to match our growth. Meanwhile, we remain focused on other key aspects of our strategic plan, such as continuing to invest in our Leadership Brands. Key example is on the OXO brand, OXO recently entered into a partnership with 1% for the Planet, an organization that champions environmental awareness and action, enabling brands to give back to a global network of non-profits that champion environmentally-responsible initiatives.
OXO has spent 30 years making high quality products that last, engineered for functionality and durability. It's why we guarantee our tools for life. Approximately 90% of the impact the product will have on the environment is decided in the design process. OXO's core competency in design and engineering makes us uniquely qualified to develop tomorrow's tools, which will continue to be thoughtfully designed through the lens of environmental responsibility. OXO's partnership with 1% is a perfect fit for the brand and parallels the rapidly growing interest that all of our stakeholders have in environmental and social responsibility.
Another key example is the Drybar integration, which remains on track and is a very positive reflection on the high level of collaboration across all department and the Drybar team. That team is now rapidly becoming a fully integrated part of Helen of Troy and we are proud that nearly all of the Drybar people we ask to join us in January accepted our offer and are hard at work on the brand.
In conclusion, while things are difficult right now, we believe tomorrow can be improved by successfully managing the challenges we are all facing today. I remain optimistic that we are making the right choices for our associates, consumers, customers and shareholders. While much uncertainty remains, the current crisis will eventually pass and the new normal will emerge. We entered the crisis with strength and momentum. We see plenty of reason to believe that Helen of Troy will brave the crisis and we are confident that we will come out strong on the other side.

Before turning the call over to Brian, I would like to share that Bill Susetka, a director serving on our board since 2009, announced his intention to retire at the end of his term in August. Over the past decade, Bill's provided the company with a wealth of global consumer products industry knowledge and a leadership experience from his very successful 30 years in marketing and senior management for Clairol, Avon and later at the LPGA. The rest of the board and I are thankful and grateful to Bill for his service in Helen of Troy. His grace, exemplary character, consumer mindset and counsel have been an instrumental part of our success. We wish him the very best.
With that, I will now turn the call over to Brian.

Brian L. Grass, Chief Financial Officer, Helen of Troy Ltd.
Thank you, Julien. Good afternoon, everyone, and thank you for joining us. I'd like to echo Julien's comments and pass along my sincere wishes for the health and safety of you, your families and your colleagues. The health and safety of our associates has been our greatest consideration since COVID-19 began and it will continue to be as we move forward. As humbling as it has been, I've never been more proud of the company and the spirit of togetherness within it.

I'm going to start by reiterating that the fundamentals of Helen of Troy's businesses remain strong. Even though the current operating environment has presented its share of challenges and uncertainty, our view of the longer-term opportunities we see ahead to further grow our business has not changed nor has our view of the key strategies we have chosen in pursuing them. With our proven diversified business model and product portfolio, efficient and scalable operating platform, strong balance sheet and ample liquidity, I believe we are well-positioned to actively manage the things in our control and successfully navigate the current crisis and a protracted economic downturn if that should occur.
Before discussing the quarter in more detail, I'd like to make a couple broad points. First, consistent with our strategy of focusing on our Leadership Brands, during the fourth quarter of fiscal 2020, we committed to a plan to divest certain assets within our mass market personal care business and recorded an after-tax non-cash impairment charge of $36.4 million related to its goodwill and intangible assets. The assets to be divested include intangible assets, inventory and fixed assets related to the company's mass channel liquids, powder and aerosol products under brands such as Pert, Brut, Sure, and Infusium. We expect the divestiture to occur within fiscal 2021. Accordingly, we have classified the identified assets as held for sale.
In conjunction with this change, we now define Core as strategic business that we expect to be an ongoing part of our operations, and Non-Core as business that we expect to divest within a year of its designation as Non-Core. Previously referred to as Core business, Organic business now refers to net sales revenue associated with product lines or brands after the first 12 months from the date the product line or brand is acquired, excluding the impact foreign currency re-measurement had on reported net sales. Today's earnings release contains tables that show Core and Non-Core revenue by segment for the fourth quarter and fiscal years ended 2020 and 2019. We've also included tables that present consolidated Core and Non-Core revenue and adjusted EPS for fiscal 2020, 2019 and 2018. Finally, our upcoming Investor Presentation will include four years of consolidated Core and Non-Core revenue and adjusted EPS.
Second, as we noted in today's earnings release, we are deferring providing our outlook for the current fiscal year due to the rapidly evolving COVID-19 pandemic and the related business uncertainty. We expect to return to our historic practice of providing annual outlook once visibility improves.

Now I'll turn to a discussion of our fourth quarter results. We achieved strong results in the fourth quarter with adjusted diluted EPS growth above our expectations, largely due to stronger than expected net sales in all segments and in particular Beauty. The major growth investments we referred to on our third quarter release and we're able to lean in even further behind the strength of the fourth quarter. This resulted in compressed margins for the quarter, but still allowed for adjusted EPS that was ahead of our expectations and even more support behind our Leadership Brands, another example of the value creation flywheel at work.
Consolidated sales revenue was $442.4 million, a 14.9% increase over the prior year, driven by double-digit organic growth in all three business segments and five weeks of contribution from Drybar. Consolidated sales in the online channel grew approximately 39% year-over-year to comprise approximately 24% of our consolidated net sales in the fourth quarter. The sales from our Leadership Brands grew 15.7% in the quarter, which includes 1.8 percentage points of growth from Drybar.
This was another great quarter for our Housewares segment, which posted an Organic business increase to 15% on top of 8.1% Organic business growth in the same period last year. Segment saw robust demand for both OXO and Hydro Flask brands both online and in store.
Health & Home Organic business increased 10.8% primarily due to new product introductions and increased demand, particularly in thermometry due to higher pediatric fever and the impact of

COVID-19 toward the end of the fourth quarter. These factors were partially offset by lower sales due to net distribution changes year-over-year.
Beauty Organic business increased 16.1% primarily due to growth in both online and brick-and-mortar in the appliance category, partially offset by a decline in personal care. Drybar contributed net sales of $6 million or 6.7 percentage points of Beauty sales growth, resulting in total segment growth of 23.1%.
Consolidated gross profit margin was 43.5% compared to 40.9%. The 2.6 percentage point increase is primarily due to a more favorable product mix within all three business segments and a lower mix of shipments made on a direct import basis. These factors were partially offset by a lower mix of personal care sales in the Beauty segment.
Consolidated SG&A was 34.4% of net sales compared to 29.2%. The 5.2 percentage point increase is primarily due to higher advertising and new product development expense, higher royalty expense, an increase in amortization expense and higher annual incentive compensation expense. These factors were offset by lower share-based compensation.
As mentioned on our third quarter call, we had a shift in advertising and new product development expense from the third to the fourth quarter, and we were able to lean into spending even further than originally planned during the quarter. The year-over-year increase in advertising spending increased our SG&A ratio by approximately 2.9 percentage points while still allowing us to exceed our full year adjusted EPS expectations. We believe the investments made in the fourth quarter will benefit our businesses and keep our brands resonating with consumers in both the short and long term.
GAAP operating loss was $2.7 million or minus 0.6% of net sales and included non-cash impairment charges of $41 million. This compares to operating income of $44.1 million or 11.5% of net sales in the same period last year. On an adjusted basis, consolidated operating margin was 12.2% compared to 13.9% in the same period last year. The 1.7 percentage point decrease primarily reflects higher advertising and new product development expense, higher annual incentive compensation expense and an increase in royalty expense. These factors were partially offset by a more favorable product mix and increased operating leverage from sales growth.
Turning to segment performance. Housewares' adjusted operating margin decreased 6.3 percentage points to 11.8%, primarily reflecting higher advertising and new product development expense to support strategic initiatives, and higher freight and distribution expense to support retail customer shipments. These factors were partially offset by the impact of a more favorable product mix and increased operating leverage from sales growth.
Health & Home adjusted operating margin decreased 1.4 percentage points to 11.2%, primarily reflecting higher royalty expense and higher new product development expense. These factors were partially offset by the margin impact of a more favorable product mix and increased operating leverage from sales growth.
Beauty adjusted operating margin increased 4 percentage points to 14.4%, primarily due to the margin impact of a more favorable product mix, increased operating leverage from sales growth and lower freight expense, partially offset by an increasing advertising and new product development expense.
Income tax benefit as a percentage of pre-tax loss was 48.1% compared to income tax expense as a percentage of pre-tax income of 7.9% for the same period last year. The year-over-year change is primarily due to the recognition of a tax benefit from the impairment charges recorded in the fourth quarter of fiscal 2020.

Loss from continuing operations was $3.2 million or $0.13 per diluted share compared to income from continuing operations of $37.7 million or $1.47 per diluted share in the prior year. Non-GAAP adjusted income from continuing operations grew to $47.8 million or $1.88 per diluted share compared to $46.6 million or $1.82 per diluted share. This represents a 3.3% increase in adjusted diluted EPS, which reflects higher adjusted operating income and the impact of lower weighted average shares outstanding, partially offset by higher interest expense. Despite the lower growth in the fourth quarter, adjusted diluted EPS growth in the second half of fiscal 2020 was 18.4% compared to 11.7% in the first half.
Looking at fiscal 2020 as a whole, we over-delivered against our full year outlook while making greater investments in the short and long-term health of our businesses. We delivered sales growth of 9.2%, expanded our adjusted operating margin by 50 basis points, grew adjusted EPS by 15.4% and grew free cash flow by 45.6%. I consider it to be the best year in my 14 years at the company.
Now moving on to our financial position for fiscal 2020 compared to fiscal 2019. Accounts receivable turnover was 67 days compared to 68.3 days for the same period last year. Our accounts receivable balance was $348 million compared to $280.3 million at the end of fiscal 2019. Inventory turnover was 3 times compared to 3.3 times in fiscal 2019. Inventory was $256.3 million compared to $302.3 million. The decline in inventory primarily reflects strong demand for Hydro Flask and volumizer products while the strong demand for Health & Home products was driven by COVID-19 at the end of the fourth quarter.
Net cash provided by operating activities from continuing operations increased 35.3% to $271.3 million for fiscal 2020. The increase was primarily driven by higher cash earnings and a decrease in cash used for inventory. These factors were partially offset by an increase in cash used for receivables.
Total short and long-term debt was $339.3 million compared to $320.8 million. Our leverage ratio was approximately 1.2 times at the end of fiscal 2020. This compares to approximately 1.3 times at the end of fiscal 2019. Our free cash flow growth in fiscal 2020 allows to keep our debt and leverage at very comfortable levels even with the acquisition of Drybar in January.
While we are not providing a formal outlook for fiscal 2021, I do want to share with you how we are thinking about our business in the current environment and some early trends we are seeing. We are experiencing favorable demand trends for some of our products while others are being adversely impacted due to retail store closures and consumer uncertainty.
During most of fiscal 2020, we had strong momentum in our Housewares and Beauty segments, which continued into the beginning of fiscal 2021. At the end of the fourth quarter, the company also began to experience increased demand for certain products in the Health & Home segment, particularly in thermometry. So far, this trend has continued into fiscal 2021 and become more pronounced in other product categories such as humidification, water purification and air purification.
Additionally, at the beginning of fiscal 2021, the company began to experience favorable demand trends for OXO products as consumers engaged in pantry restocking, cleaning, nesting and cooking at home. Some of you may recall that our OXO business grew consistently through the Great Recession a decade ago. Products that are more discretionary in nature or more dependent on the retail brick-and-mortar channel are generally experiencing unfavorable sales trends despite strong demand for products in most of the channels that are still open for business such as online, grocery, mass and club. Overall, our revenue has been adversely impacted by the effect of brick-and-mortar store closures, limited hours of operation, a lower store traffic simply because of the weight of brick-and-mortar and the retail environment in our business.
We are also experiencing supply chain disruptions with some third-party manufacturers, which are adversely affecting our ability to meet consumer demand in those product categories where it is strong.

As such, we expect the net effect of COVID-19 will adversely impact our revenue for the first quarter and full fiscal 2021.
As part of our comprehensive approach to preserve our cash flow and adjust our cost structure to lower expected revenue, we have implemented a number of measures that will remain in place until there is greater certainty, a reopening of retail customer stores and improved consumer demand. These measures include graduated salary reduction for all associates, including named executive officers and the other members of the company's executive leadership team; a reduction in the cash compensation of the company's board of directors; suspension of merit increases, promotions and new associate hiring until further notice; furlough of associates in specific areas directly tied to sales volume with assistance to those associates to maintain health insurance coverage as well as a reduction of external temporary labor and reduced work hours; reduction or deferral of marketing expense as we lean into brands with strong current demand and reduced investment in other key brands without sacrificing brand awareness; limited reduction of investment in new product development and launches in anticipation of more normalized economic activity; elimination of travel expense in the short term with a significant reduction planned for the second half of fiscal 2021; and reduction in consulting fees and capital expenditures for projects that are not critical.
On March 24, 2020, we borrowed approximately $200 million under our revolving credit facility as part of our comprehensive precautionary approach to increase our cash position and maximize our financial flexibility in light of the volatility in the global markets resulting from the COVID 19 pandemic. After giving effect to the borrowing, the remaining amount available for borrowings under the facility was $536.4 million and our cash balance and cash equivalents on hand was approximately $393 million.
As previously announced, we entered into an amendment of our credit agreement in March. The amendment extended the maturity from December 7, 2021 to March 13, 2025. Further, the amendment increased the revolving commitment from $1 billion to $1.25 billion. The amendment also reduced the interest spread within our pricing grid and a favorable changes to covenants and borrowing limitations, including a new leverage definition that allows for the subtraction of cash and cash equivalents from calculating our leverage ratio.
As a result of our COVID-19 response actions, strong revenue growth at the end of fiscal 2020 and lower inventory levels, we continue to generate strong cash flow growth in March and April and our liquidity has further improved since the pandemic began. As of yesterday, our pro forma net leverage was 0.9 times. We have approximately $380 million of cash and cash equivalents on hand. We have approximately $605 million of remaining availability under our credit agreement. Although we expect our free cash flow to take a step back in fiscal 2021 as we build healthy inventory levels and the retail environment looks for stability, we expect our balance sheet and liquidity position to remain strong.
In summary, while we are humbled by the tragedy of COVID-19 and its unprecedented impact on our society, strong balance sheet, ample liquidity, diversified product portfolio and scalable operating platform combined with our COVID-19 response actions and Phase II Transformation plan lead us to believe we're well-positioned to steward the company through the challenges of the current environment and we are prepared for a variety of longer-term scenarios that could occur. If economy were to deteriorate further for a protracted period of time, we believe we have the balance sheet strength and liquidity to navigate the economic cycle and we could take further actions to reduce spending and preserve cash flow if it became necessary. If the economy were to improve as we emerge from the crisis, we believe we are poised to capitalize on the investments made in fiscal 2020 and those planned for fiscal 2021. Our businesses had strong momentum leading into the crisis and we expect to continue to see that momentum as brick-and-mortar retail stabilizes, the online channel thrives and the consumer adjusts to a new normal.
And with that, I'd like to turn it back to the operator for questions.

QUESTION AND ANSWER SECTION
Operator: Thank you. [Operator Instructions] Thank you. Our first question is coming from the line of Olivia Tong with Bank of America. Please proceed with your questions.

<Q - Olivia Tong - Bank of America Merrill Lynch>: Thanks. Good afternoon. Hope everyone is well. I wanted to dig further into your visibility on demand across your key business segments over the balance of the year considering all the volatility across your channels. If you can give us a sense of either performance since quarter close, any volatility from March to now? If you can also discuss the retail relationships and also how you're going about planning for the next few quarters given potentially very different scenarios you could be in? And then secondly, what you're doing on advertising to create awareness in Braun, Vicks, Honeywell to the extent that you have products to satisfy the demand while also supporting some of the more discretionary businesses? Thanks

<A - Julien Mininberg - Helen of Troy Ltd.>: Got you. Yeah. Hi Olivia. Thanks. A bunch of things in there. Nice to talk to you. Sorry, it's a virtual one today, but you've come through loud and clear. In terms of the questions starting with the demand that we're seeing now, in our prepared remarks, you heard I hope some bright spots. There's some significant attention to our products, first of all, starting in Health & Home and we are seeing a lot of demand in all the categories mentioned and thermometers included in first among them for obvious reasons on COVID-19 extends beyond that, though, into the humidifiers, the inhalants, I think cold and cough or cough especially and in the case of the water purifiers and importantly also air purifiers. In OXO or other brands specifically, you heard the comments that we made, and OXO has been holding up especially well online and in stores that are open that the year-over-year comps are very, very good, in fact, ahead of year ago. In the case of Beauty, we're also seeing now and it's getting better week-by-week, especially as the supply situation unfolds to see significant demand, especially on the volumizer franchise and also to see the growth week-over-week and depending on which store. Stores like Target, Walmart, Amazon are three very large examples in our top five customer group that are experiencing that trend on Beauty. So, this is good to see.

In terms of supporting them, we are supporting them especially where the stores are open, the company has gotten very good online. We're far from perfect, but we're miles ahead of where we were just a couple of years ago. So we're supporting the dotcoms very precisely. We can advertise on their sites and Amazon tremendous amounts of support in terms of digital marketing where we have product and where the customers is able to shop. So, that's happening. And in the case of demand in general where it's poor is in the places where the stores are closed obviously and with brick-and-mortar still bigger than online in terms of total sales. That's why Brian made the comments of it's net got some damage in it just like everybody else, but with Helen of Troy more developed online and pretty much anyone else that we're aware of in our industry, we think we're faring better than most and also having those healthcare products makes a big difference.
I think there was another question inside your comments. I may have missed that one, Olivia, sorry.

<Q - Olivia Tong - Bank of America Merrill Lynch>: No. No worries. I guess, I wanted to also ask you about the divestiture. Why now? Because we know it's not your favorite business, but is there something else you're looking to do, a desire to create liquidity or something else? Just trying to better understand the timing given where deal multiples are now versus pre-COVID? Thanks.

<A - Brian Grass - Helen of Troy Ltd.>: Olivia, it's Brian. I can start, maybe then Julien can jump in. I just want to address, it's not liquidity-driven. We had made the decision to do this far - well, not far before, but sometime during the fourth quarter before COVID-19 had begun becoming what it is today. So, no, it wasn't liquidity-driven. We just feel it's the right time to focus on our Leadership Brands and we think the asset is better off in somebody else's hands who can give it the time and attention it deserves.

But, Bob, let me just add that - so, to directly maybe try to talk about the year-over-year comparison, some

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. And my build on that, Olivia, is we've seen some tremendous strength in the Leadership Brands. You heard the numbers we just reported for the year, also the quarter and then over the last three years plus in Beauty now - about three years in Beauty and many quarters in a row, we've demonstrated not only the ability to grow in appliances, but now also the ability to grow the appliances sufficiently to make the whole segment grow the biggest in a decade that that you heard in the prepared remarks.
In terms of the personal care, as Brian said, this is probably better off in the hands of a company for which that's core, those types of mass markets personal care products and, in our case, it's not only a matter of focus, it's just a matter of where we're having success and where we want to put the next dollar. And from a liquidity standpoint,it's far from our minds. In fact, it's not even on our minds. We have tremendous amount of liquidity now, we have low debt, we have high cash flow coming into the crisis. So, it's not like we're selling the furniture. And then in terms of what we do with the proceeds and all of that, those are high quality problems to have if the time comes and then at that moment we will put it to work on something that's core in the future for us.
<Q - Olivia Tong - Bank of America Merrill Lynch>: Great. Thanks. And then just lastly just a little bit more color around the decision to delay the guidance for fiscal 2021. Obviously, I understand it's a very challenging backdrop. But can you talk about like what your biggest worries are? Is it just the COVID-19, obviously, is a big piece. Is it recession? Or is there something specific internally as you look into 2021 that kind of gives you pause? Because, obviously, we understand there are many divergent trends and all that. Thanks.
<A - Julien Mininberg - Helen of Troy Ltd.>: It's a great question and I'm very glad you asked so that all can hear in the public call here that the sole reason we are not giving guidance is COVID 2021 uncertainty and I think the vast majority of other companies have done exactly the same. I don't know if I can say this the right way, but I'll try, which is I think it would almost be irresponsible for us to give guidance at this point for the simple reason that not only do we not know from a future standpoint the shape of the pathogen, what it will take, the course it will take, but I think anyone who says they do is almost certainly wrong. And I don't want to judge for other people, but I think it would be very hard for a serious company to say we've got this, we know exactly where it's going and we can see entire next 12 months. I don't think anyone can say that with certainty. And in the case of Helen of Troy, there is no other reason, whether it's a V shape, a W shape, an L shape or U shape, and we've heard it all. What we're doing is looking at our business and the prospects that we have and making what we think are the best decisions, but there is no other reason whatsoever on the subject of guidance.
Brian, I know you had a build there.
<A - Brian Grass - Helen of Troy Ltd.>: No. I would just say, I mean, knowing when stores - retail stores will open in earnest and be open consistently and when the consumer will be in those stores is a huge kind of gap in visibility that's very difficult to give guidance against. Also we were chasing demand in a few areas leading into the crisis and then there was
Chinese New Year and the crisis on top of that, which has put a lot of disruption into the supply chain that we also still have to work through. And so, you combine some supply disruption from COVID-19 along with low visibility on demand and I think that that points you in the direction of that giving guidance would be irresponsible, as Julien said.

<Q - Olivia Tong - Bank of America Merrill Lynch>: Okay. Thanks so much. Great to hear from you.
Operator: Thank you. The next question is from the line of Bob Labick with CJS Securities. Please proceed with your question.
<Q - Robert J. Labick - CJS Securities, Inc.>: Good afternoon.

<A - Julien Mininberg - Helen of Troy Ltd.>: Hi Bob.

<Q - Robert J. Labick - CJS Securities, Inc.>: It's great to hear your voices and I hope everyone on the call is doing well, safe and healthy. I wanted to start - maybe you could talk a little bit about some of the hurdles for some of your brands to shift to almost nearly 100% online. Is there enough inventory in the marketplace? Are you forced to use air cargo to replenish? And maybe specifically talk a little bit about - because you mentioned Amazon, obviously, and have they - I've read that they had shifted to not taking on inventory of non-essential items. How does that impact or how has that impacted Hydro Flask or Drybar or things like that? Just give us a little sense of what's going on with some of the lack of bricks-and-mortar retail and how you're trying to get supply to market.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. You bet. It's great question and nice to hear from you, Bob. We've been in our quiet period for a long time, so it's nice to come out and be able to chat. In the case of the shift to online, it is big. I think it's important that people know and I think they do that not all brick-and-mortar is closed. In the drug channel, the pharmacy stores are open, and in the mass market channel you know, there's Walmart, Target as two huge examples if generally open not every department and not every place perfect, but there is a footprint out there. And when it comes to online, stores that are closed, like an ulta.com as an example, but there's so many others where the - a bedbathandbeyond.com and on it goes, there's plenty of online activity that's surging in its multiples of its historical run rates, even taking into account the growth. So, if something is growing 25%, 30% year-over-year, we see it double its size and then grow on top of that. This is what we're talking about. These are big.
In terms of us supplying those, your point about essentials is important. Originally and this is like a month ago or maybe even three weeks ago, big players like Amazon were restricting the product assortment to what they would call essentials and they would literally have a list with a capital E of what's in and what's not. And then over the course of the last two or three weeks, the list of essentials has been growing longer and longer, and we and I'm sure other companies, but certainly we have been pretty successful in getting many of our products added to the essential list, including I'd say probably 90% of Hydro Flask at this point. And so, you see a lot of new SKUs being handled by those players.
Our own DTC website so think of oxo.com, hydroflask.com, et cetera, has been very active because consumers are ordering from us directly on the Internet and we're fulfilling from our distribution centers without any retailer involved. We've also kept the Post Office and FedEx and all of that in good spirits as we ship a lot of that product. So, there's enormous activity in this space and our people are really rising to the occasion.
In terms of the amount of demand, as Brian said, it's not enough to overcome all of brick-and-mortar. But as I said before, for a company that's well-developed in that case where we don't have to ship that much more on to online, we're already extremely active in this space. And from a digital marketing standpoint, to Olivia's question earlier, we're very active on supporting the businesses to keep things moving and to make sure we get good ROI and top of mind and all of that.
And then on the supply side, we're working very, very hard to make sure there's enough product. It's always the SKUs that are in highest demand that are the hardest to keep in stock and we are having some problems, as Brian called out, in those areas with the combination of chasing demand going into last quarter, the epic result that we just posted today from last quarter, Chinese New Year, COVID-19 itself, sweeping through the China factory base and now our sales replenishing supply as quickly as we can to fill all of that. So hope that gives you a little color on the whole cycle.
[indiscernible] (59:56)

<A - Brian Grass - Helen of Troy Ltd.>: Yeah. Sorry, Julien. Bob, it's Brian. I know you asked about airfreight, yes, we've done that selectively where it made sense both from a demand perspective and a cost perspective. There's a situation now where it's become very costly to do that. So we have to be even more choiceful when we decide to do it or not do it. But yes, it's something we did in the fourth quarter.

<Q - Robert J. Labick - CJS Securities, Inc.>: Got it. Okay. Great. And then just one last...

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. I just want to say on certain areas - sorry, I just want to make sure people knew that in the healthcare essentials, our standard is a little different for the airfreight. We lean in a little bit more there just because we appreciate the essentiality and we still want to be profitable and do all the right things on the one hand, the other hand people just need the product.

<Q - Robert J. Labick - CJS Securities, Inc.>: Got it. Okay. And then just last quick one for me. You mentioned the Drybar integration is kind of on track. But just can you give us a sense - I don't remember if we knew this from before the world seems to have changed so much. How much of their sales were online? How is their ability to sell online through their own site and through other retail sites? And then also as it relates to them, how are the synergies in manufacturing and procurement going or is that impacted in the short term?

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. The second one first, not impacted, we're making very good progress on the subject of manufacturing. We're bigger by maybe 10, 20 times, something like this, I'd have to do the math, on the appliance side, especially in Drybar, and get a little bit more ability to leverage our scale and a much broader supplier base. We know the Drybar suppliers well and we've been working with them, and one of them is a current major supplier to us and we've been working with them, they're cooperating nicely. So, the terms and the scale advantages are going well. The other is one that we know well, but don't work with as much, and we're working now to improve the overall situation for the benefit of both. And on the liquid side, the team is fully intact in Drybar and is very active supplying the liquids.

Back to the first question of how Drybar is doing in the dotcom and all of that, the people should know a couple of things and we've announced before that the salons themselves, which are all closed today, represent roughly the 20/80 or 20% of the Drybar sales for products. The 80% is primarily split between ULTA and Sephora, both of which on a brick-and-mortar side are closed, but are booming online. And so, the Drybar sales online for those two, ULTA and Sephora, are doing extremely well, but it's not enough to overcome the brick-and-mortar. And in the case of the Drybar stores, there's an active direct-to-consumer aspect, and that is extremely active right now. And if you are on their mailing list, for example, you could see a lot of offers and reminders and good things for home like - think dry shampoos and taking care of yourself at a time when wellness matters and if people have kids climbing the walls and all that just to give people a chance to take care of themselves during that time. I know Brian has got some builds here.

<A - Brian Grass - Helen of Troy Ltd.>: No, Julien. I think you covered all the points I would have made.
<A - Julien Mininberg - Helen of Troy Ltd.>: Okay.

<Q - Robert J. Labick - CJS Securities, Inc.>: Great. All right. Thank you very much.
<A - Julien Mininberg - Helen of Troy Ltd.>: Sure. Thanks, Bob.
Operator: Thank you. Our next question is from the line of Rupesh Parikh with Oppenheimer. Please proceed with your question.
<Q - Rupesh Parikh - Oppenheimer>: Good afternoon. Thanks for taking my question. So, the first here I want to start with is...

<A - Julien Mininberg - Helen of Troy Ltd.>: Hi, Rupesh

<Q - Rupesh Parikh - Oppenheimer>: Hey, Julien - is Health & Home, so we get a lot of questions on your thermometer business. So, just want to get a sense of your ability to ramp up capacity and also whether you currently serve the B2B channel and whether that's an opportunity going forward.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. It's a great question. So, thermometers are booming in general, nobody likes the reason, like COVID-19, but we don't cause the problem, we're very glad to be a part of the solution to the extent that we can be there for people. We have production facilities that we work with, these are third-parties through China and also in Mexico and some parts, for example, the probe covers for the infrared thermometers or the Braun ear thermometers, it's the same product, is in the United States. So, it's not just a China thing or a transport thing. This is a capacity thing.

So, on the subject of capacity, we've been greatly improving the capacity out of Mexico, significant numbers, double-digit kind of increases to get the maximum number of infrared thermometers into the marketplace now. And we don't have the Pacific Ocean to cross there, so there's a speed aspect to it as well. In the case of the probe covers where the demand is more than doubled and that's a very important product for hygiene, for helping to prevent contagion and also the accuracy of the thermometer measurements themselves, that demand is easily running at 2x. That's made in the United States and we've made significant double-digits improvements in the capacity there as well.

And on China, as the factory production comes back online, it's actually generally almost full strength now. There are some government interventions in China, especially in March, where a lot of the product was being directed in China by the government for China during their peak for COVID. As that has come down and their restrictions are easing, that product is flowing much better now, and we work with multiple suppliers across all different models there. So, there's lots of different places to do the different types.

On the B2B side, it is an opportunity and, as I mentioned in my remarks, and I'm glad your customers are picking up on it, not what we said, but with the B2B, which is that employers want their facilities to be safe, they want their people to be safe and they are increasingly wanting to measure temperatures on people's way in the door, especially in the no-contact or noninvasive types of thing, forehead as an example of that. We make a lot of forehead thermometers and now the B2B demand is extremely high. From a sales channel standpoint, it creates a development opportunity for us. While I can't predict what the new normal will be like on the other side of COVID-19, if you think back to 9/11, the kind of airport security that this year to this day, what's that, 20 years on, that's just a new normal in that world. I wouldn't be surprised if there's a new normal in the temperature checking world, but it's hard to predict such things in the heat of the moment. Either way, it's an opportunity for us.
<Q - Rupesh Parikh - Oppenheimer>: Okay. Great. And then going back, I guess, this is following on to Olivia's question earlier. Just in terms of trying to - at least in retail, it appears at least in recent weeks, you've seen an acceleration maybe driven by some of the stimulus out there. So, if you look at some of your more discretionary product offerings, like maybe Hydro Flask, have you also seen maybe, I guess, consumers retrenching late March, early April and then feeling better, maybe stimulus is helping in trends picking up? Any more color just in terms of how some of those discretionary categories have performed recently?
<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. I'll make a broad comment and then specific to Hydro Flasks so broadly we are seeing week-over-week demand improve. So, this is just true in general, it's especially true online, and it's now also true in the brick-and-mortar stores that are open, and it's also true for Hydro Flask. So, whether you're talking about volumizers, the OXO products that we called out specifically and we can go through which categories it's helpful to you and other Beauty products and now also Hydro Flask and say, well, why now? It's because of the essentials listing. So, the online for Hydro Flask, the essentials listing has improved and that has helped us considerably. And then consumers themselves, it's possible what you say would be speculative for me to confirm or deny, but I think it makes sense that as consumers feel more comfortable that they've got the stimulus checks and they can have at least some visibility to the current situation, the idea of making purchases like that maybe makes a little more sense than two or three weeks ago.
Consumers are also just kind of clamoring I think. I don't - just common sense that the two words that Hydro Flask stands for in its selling line which are LET'S GO probably is about the best two-word summary of how 7 billion people on the Planet Earth feel, which is let's get outside and do some stuff. And I think it's springtime in the Northern Hemisphere, the weather is improving, the restrictions are loosening, and people are chomping at the bit.
<Q - Rupesh Parikh - Oppenheimer>: Okay. Great. Thank you for all the color. I'll pass the line.
<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Hopefully it's enough. I really can't predict the future, nobody can. But I can say the week-over-weeks, they're simply improving and that there are meaningful improvements and I can say that the trends, it's not like oh this week is better than last week. So, we'll tell you it's been every week for the last couple of weeks and the trends I just mentioned are all happening. The Health & Home, it's a bit different, that one is more symptom and COVID-driven, so that's different than how consumers feel or how brick-and-mortar stores are behaving. It's simply that people want to have humidifiers and air purifiers, water purifiers, and they need thermometers. You'll see recommendations. There's some pretty big and widespread newspaper articles on humidifiers, our products, I think there were five recommended and one very prominent newspaper of national distribution and they highlighted five favorite products, three of them were ours. So, it means that we're getting pretty good attention. I think people are also getting an education now, especially millennials and others who might think, ah, I don't need that, that's for my parents, thermometer, humidifier, something like that and now they're all looking to buy them. So, there's just good trends out there.

Operator: Thank you. Our next question is from the line of Linda Bolton Weiser with D.A. Davidson. Please proceed with your question.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Hi Linda.

<Q - Linda Bolton-Weiser - D.A. Davidson & Co.>: So I just wanted to kind of clarify. I mean, your tone quite frankly is very positive across categories that I wouldn't expect it even. So, I guess, just in thinking forward, I mean, I think there is a consensus view out there that we're in a severe recession and in the last recession, your revenue did decline, I think it was in the mid-single-digits, if I'm remembering correctly. And your portfolio is not exactly the same, but it's largely the same as it was back then, I guess, with the addition of Hydro Flask. So, how should we think about the overall portfolio this time around versus the last recession? Maybe once we get past this surge in demand for certain COVID-related stay-at-home items, how should we think about your business a couple of quarters out? And maybe you can also talk about just the trading down phenomenon in some of your more premium price product lines and whether you anticipate there might be some of that that might happen. Thanks.

<A - Julien Mininberg - Helen of Troy Ltd.>: Sure. Yeah, it's a good question. Nobody is immune to recession, but I think it's important to break products into two groups. One is things people need, so think of staples, and separately things people would like, but maybe there's a substitute that's trading down or cheaper, to your point. I think it's also good to look at the last major recession and ask, well, what happened. So, you've already answered one, which is you can see what our portfolio did. We've made some significant improvements in our portfolio since then. But if the question of, well, what happened last time, there's a good mathematical answer and, like you said, we had not such a big decline compared to so many other companies.
Some products that you might think are premium and essential - premium yet essential like OXO, think kitchen things, you might think, oh, people will trade down like crazy, why buy the $10 can opener when you could buy the $2 can opener, especially if you just don't have a job. And nonetheless, during the Great Recession about a decade ago, OXO grew 25%. The drivers of that recession were very different. There was no global pathogen, there was no pandemic, there was no multi-trillion dollar government stimulus directly to consumers at that time. It was through the TARP program and there it was mostly asset and bank. There were other things happening a decade ago that aren't happening today. So I don't know if it's directly comparable.
I can also say that a lot of our products are thriving. So, think of the Health & Home ones that we've mentioned in this environment because of the essentiality. And on things like Beauty, the volumizers, the demand is so strong that even in this environment we can't keep from a supply standpoint. We're working very hard to improve that, by the way, but seeing good stuff. And on the store closures, it's the difference this time that wasn't true last time that all the stores were closed for a month or something. But that is the case this time and there's not a great cure for that. You can't buy at a store that is not open and you can't go to a store if you're supposed to stay in your house.
And the last thing I'd say is very different is online. Helen of Troy was a low single-digit online player a decade ago. Today it's a 24% online player, as reported in the numbers we gave just an hour ago, and those numbers are significantly better and the market for online products is way more penetrated. Younger people are buying the Amazon Prime and none of these things existed a decade ago. So, there's a little perspective and some comparison, but it's not the same - it's not the same drivers, not the same recessionary environment.

<A - Brian Grass - Helen of Troy Ltd.>: Yeah. This is Brian. I'd just add. I mean, the weight of Beauty 10 years ago was dramatically different than it is today. Beauty was the core business at that time, we had acquired OXO and we hadn't even acquired the healthcare type business. So, we have a healthcare business today. We have a business OXO that grew consistently and robustly last time this occurred and we have a lower weight of Beauty and what we do have in Beauty is very high in demand now and we've seen that consistently and, as Julien said, the trends have actually improved. So, we're having trouble keeping up with the demand for the volumizer in our Beauty business. And then I would agree that we weren't penetrated online like we are today and I think we're ahead of our peers in terms of online penetration. So, I think our portfolio actually works in our favor and the comparison to 10 years ago is relevant, but I think we're a different company than we were then.

<A - Julien Mininberg - Helen of Troy Ltd.>:And on the downside, let's say, if Drybar will - if it's launched or closed right now, just to start right there, but also it's a much higher end product and it's one that's more discretionary. So, women will, I believe, soon enough want some time away, they want some me time, they want some pampering, they always want to look good. And I wouldn't be surprised if there's a rush on nails, hair color, think roots, and also haircuts and blowout style, and the social events and travel and all that pick up over time, all the reasons why Drybar thrive so much will presumably be back [indiscernible] (01:15:19).

<Q - Linda Weiser - D.A. Davidson & Co.>: Okay. That's all for me. Thank you.

<A - Julien Mininberg - Helen of Troy Ltd.>: Sure, Linda. Nice to talk to you.

Operator: Thank you. Our final question is from the line of Steve Marotta with C.L. King & Associates. Please proceed with your questions.

<Q - Steve Marotta - C.L. King & Associates, Inc.>: Good evening, Julien, Brian and Jack.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah.

<Q - Steve Marotta - C.L. King & Associates, Inc.>: Julien, would you say that the largest supply/demand dislocation of all your product lines is currently occurring in thermometers? And I diligently took notes in what you're doing to endeavor to remedy the supply chain from a thermometer standpoint. When do you think based on current levels of demand, current levels, that supply chain can catch up to that?

<A - Julien Mininberg - Helen of Troy Ltd.>: Sure. Yeah. Let's start with the first one. Just repeat. The second I get. The first one is make sure I hear it one more time, please, Steve.

<Q - Steve Marotta - C.L. King & Associates, Inc.>: You've noted a couple of product categories where demand is currently outstripping supply where you're chasing product, volumizer as being one of them. I'm asking is thermometers the leading inventory where demand is outstripping supply.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. I'd say the answer is yes. I'd have to go back and triple check just to make sure I don't take it down the wrong path, but I believe the answer is yes. It's not alone, though, because of the volumizer comment. And so, it is important to know, it's not just that one. We're seeing a demand very high in a couple of other categories. On the thermometer side, we're talking historic kind of situation, this is a global pandemic, it's unlike others. The only other pandemic I'm aware of in the lifetime probably of most of the people on this call was the swine flu pandemic, which was roughly a decade ago, 2009, 2010 like that period of time. And at that time, it's not the kind of situation that we're in now because I don't think too many people died from swine flu and it was none of the social distancing and two-week incubation and the quarantine and other things that are being seen today. So I don't think that those two pandemics are so comparable. So, the thermometer thing is off the charts. And then high fever spikes are highly correlated to the early symptomology for this disease. So, thermometer is a big deal, that's the driver. So, yes, I think it's likely that that's the upside.
And Brian, I think you had a comment on this and then we'll move to Steve's other question.

<A - Brian Grass - Helen of Troy Ltd.>: Yeah. There's definitely constraint in thermometers, but the advantage we have there is some of our key SKUs are manufactured in Mexico so that the lead time is shorter and then the things that aren't manufactured in Mexico, thermometers because they are small lend themselves to be inefficient (sic) efficient from an airfreight perspective, so we can more efficiently airfreight the supply. And when we're constrained on the thermometers than we can and hairdryers and some of the bigger items. So, yes, it is - their demand is very, very strong and hard to keep up with it from a supply perspective, but our supply chain structure and the nature of the devices do make it better in terms of being able to ramp up the supply and get the product here where we need it. So, it's a little bit better in that sense, but still a challenge because the demand is so strong.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. And I think I mentioned earlier and also in the Western Hemisphere the probe covers for the ear thermometer, we are the overwhelming market leader by 20, 30, 40 share points, those kind of numbers, in ear thermometer. So, we're the big player. The number of probe covers we sell, think of it as like a number like 1 billion. That's a big number. The demand is multiples of that. So, it's not like we could just one more shift and make a few more. Of course, we've done all of that, maxed out the molds, maxed out the shift work, maxed out all the materials, all the stuff has been done. We've also made some, I'd call it, clever interventions with the suppliers to increase the capacity from there and take the numbers up like 20%, 30%, this kind of thing. And in the case of the ear thermometers, it's also the case we've increased capacity.

And in China where there's plenty of production, the demand is overwhelming. So, we're getting the absolute most we can out of the supply chain there. And every single day we're shipping thermometers. People should not hear that just because they see out-of-stock in the store that we don't have any. It's that we're allocating what we have, making more as fast as we can and putting it into the market. But the demand is high enough that there's just not enough. In the case of volumizers, it's a completely different driver. It's just the product is extremely hot and people want them even in this environment, it's hard to create enough. So we've brought on other suppliers, component suppliers like motors and we have expedited to the point where it pays out, like Brian was saying on the subject of airfreight.

Brian, you have anything more to build here?

<A - Brian Grass - Helen of Troy Ltd.>: Yeah. COVID-19 had an extreme impact on the ability to have volumizers to meet demand. It happened right on top of Chinese New Year and it took a while for factories to be able to have the labor or the components to be able to do production again because the componentry was also limited by other factories that weren't able to open. So, COVID-19 had a very large impact on the demand and, as Julien said, our capacity is ramped up now to 90%, 95%, getting close to 100%, but there's lead times on production from China and airfreight is very expensive right now. So we'll have to be choiceful on what cost we choose to add to meet the demand.

<Q - Steve Marotta - C.L. King & Associates, Inc.>: Sure. That's helpful. Thank you very much.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. But you had a second question in there, I don't know if it got enough attention, Steve.

<Q - Steve Marotta - C.L. King & Associates, Inc.>: I'll take it offline. You're all good. Thanks.

<A - Julien Mininberg - Helen of Troy Ltd.>: Okay. Yeah. No problem. And I hope people do understand it's important that they know that the supply - it's not like we don't have product, we don't have enough product, which is a good problem to have. We would like to be able to satisfy the market in full and that's where the 24/7 is happening. And then in other areas, we're doing fine on that. I think the net of it all and Brian mentioned this in his prepared remarks is there's not enough stores open to overcome all the goodness. So, the net is it's tough to grow in the environment, but every single place where we can be successful we are and the places where the demand is surging, we're selling literally everything we have and in the places where we could help develop or feed the market like online where we're strong, we are not only feeding it, but the market itself is strong and then we're supporting those brands to make sure that consumers have awareness, get the facts out, the digital marketing. When the press enquires, we answer the very best we can to keep the information accurate in the marketplace and to make sure people know what to do at a time when everybody's is worried about health and wants to do the very best for their family.

And when it comes to the more discretionary things like the OXO type of products, maybe you've seen it in your own home, the demand for cooking related, cleaning related, storage, this kind of stuff is super high and the products are benefiting meaningfully from that situation and that being close together, as we put in our script, the children, old and young, and I could say that at the age of 55, I'm doing a lot more cooking than I ever have in my life.

Operator: Thank you. There are no additional questions at this time. Would you like to make any final comments?
Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Ltd.
Yes. Thank you, operator. We appreciate everyone being here with us today as well as your support. We're very, very proud of our strong fourth quarter and the full year performance we just posted for fiscal 2020. We're also proud of the outstanding start that that represents for Phase II, that was the first year of Phase II and it was a great one.
We are working very hard to address COVID-19 crisis, to continue to advance our Phase II plan and to emerge strong as the economy reopens. We look forward to speaking with many of you, and this will happen in the coming days and weeks. We thank you very, very much and hope you have a wonderful evening. Thank you.

Operator: This concludes today's teleconference. You may disconnect your lines at this time. We thank you for your participation.